Exhibit 99.1

January 27, 2009

BreitBurn Energy Partners L.P. Elects to Monetize And Rehedge A Portion
Of Its 2011 And 2012 Hedge Portfolio And Reduce Debt

Los Angeles, CA. -- BreitBurn Energy Partners L.P. (NASDAQ: BBEP) announced today that it terminated selected “in-the-money” WTI crude oil and natural gas hedge contracts covering  a portion of its expected production in 2011 and 2012.   Proceeds from the terminated contracts, which had contract prices well in excess of current market levels, were approximately $45.6 million.  Proceeds will be used to reduce borrowings under the Partnership’s credit facility.  Simultaneously, the Partnership re-hedged identical 2011 and 2012 volumes at prevailing market levels.

Hal Washburn, Co-Chief Executive Officer of BreitBurn GP said, “The monetization of these contracts and the resulting reduction in outstanding debt comes at an opportune time for BreitBurn.  We incurred approximately $350 million in debt to fund the repurchase of the Provident-owned BreitBurn common units in June and we executed a significant amount of hedges to facilitate those borrowings.  With the recent decline in commodity prices, we elected to unwind a portion of those hedges and pay down just over $45 million in debt.  Our 2011 and 2012 hedge portfolio remains very strong.  We continue to have 5,603 barrels per day and 5,016 barrels per day hedged in 2011 and 2012, respectively, at average hedge prices of $77.46 and $91.94 per barrel and 41,972 MMBtus per day and 38,257 MMBtus per day hedged in 2011 and 2012, respectively, at average hedge prices of $8.64 and $8.93 per MMBtu.”

A summary of the two monetizations is below.

Contract Periods	Average Daily Volumes	Terminated Contract Prices	New Contract Prices

WTI Crude Oil:	Bbls/day	Per Bbl	Per Bbl
Jan 2011 – Dec 2012	1,939	$90.00	$63.30

Natural Gas:	MMBtu/day	Per MMBtu	Per MMBtu
Jan 2011 – Mar 2011	1,300	$10.885	$7.370
Apr 2011 – Jun 2011	8,800	$9.700	$6.620
Jul 2011- Sep 2011	8,700	$9.825	$6.810
Oct 2011 – Dec 2011	8,600	$10.190	$7.190
Jan 2012 – Mar 2012	8,500	$10.680	$7.600
Apr 2012 – Jun 2012	8,300	$9.740	$6.770
Jul 2012 – Sep 2012	8,100	$9.860	$6.970
Oct 2012 – Dec 2012	8,000	$10.205	$7.320

About BreitBurn Energy Partners L.P.

BBEP is a publicly-traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

Investor Relations Contact:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
Or
Pierre Hirsch of Ruder Finn/West
(415) 692-3060